Exhibit 5.1

[Letterhead of Baker Botts]

April 7, 2003

Syntroleum Corporation

1350 South Boulder, Suite 1100

Tulsa, Oklahoma 74119

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Syntroleum Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 1,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to a Stock Option Agreement dated as of October 1, 2002 between John B. Holmes, Jr. and the Company (the “Stock Option Agreement”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.    The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.     Such Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon the issuance and sale of the Shares pursuant to the provisions of the Stock Option Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the general corporation law of the State of Delaware as in effect on the date hereof.

Additionally, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

BAKER BOTTS L.L.P.

JDG/IRB